Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 25, 2015

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•
For the fourth quarter of 2014, El Paso Electric Company ("EE" or the "Company") reported net income of $4.2 million, or $0.10 basic and diluted earnings per share. In the fourth quarter of 2013, EE reported net income of $1.2 million, or $0.03 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2014, EE reported net income of $91.4 million, or $2.27 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2013 was $88.6 million, or $2.20 basic and diluted earnings per share.

“We closed 2014 with solid financial results as net income increased more than $3.0 million in the three months ended December 31, 2014 when compared to the same period last year,” said Tom Shockley, Chief Executive Officer. “Reflecting back on the year, we are pleased that we achieved critical milestones and the goals established at the outset of the year to include significant progress on the construction of the Montana Power Station and Eastside Operations Center, the appointment of Mary Kipp as President of the Company, reaching a new native system peak of 1,766 MW in June 2014, and raising $150 million in the debt market. Additionally, we continued to experience an increase in the number of customers served. Earlier this month, we began working out of the new operations center. We now focus on our key objectives for 2015. Units 1 and 2 of the new Montana Power Station are expected to be completed by March 31, 2015 and will serve our customers with safe, dependable, cost effective and environmental-friendly power for many years to come. Following the completion of the first two generation units, we will seek rate relief for the construction costs incurred. We are excited to be part of a dynamic and growing community and are working responsibly to meet the region's expanding energy needs with clean and reliable technology."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2014 net income relative to 2013 net income:

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2013		$1,191	$0.03		$88,583	$2.20
Changes in:
Investment and interest income	3,214	2,583	0.06	6,600	5,309	0.13
Allowance for funds used during construction	2,896	2,548	0.06	6,967	6,157	0.15
Non-base revenue, net of energy expense	2,610	1,696	0.04	5,814	3,779	0.10
Retail non-fuel base revenues	1,518	987	0.02	(5,434)	(3,533)	(0.09)
Income taxes		(3,254)	(0.08)		15	—
Palo Verde operations and maintenance	(1,945)	(1,264)	(0.03)	(2,516)	(1,635)	(0.04)
Taxes other than income taxes	(902)	(586)	(0.01)	(5,003)	(3,252)	(0.08)
Depreciation and amortization expense	(726)	(471)	(0.01)	(3,716)	(2,415)	(0.06)
Other		811	0.02		(1,580)	(0.04)
December 31, 2014		$4,241	$0.10		$91,428	$2.27
Fourth Quarter 2014
Income for the quarter ended December 31, 2014, when compared to the same period last year, was positively affected by:

•	Increased investment and interest income primarily due to increased gains on the sales of equity investments in our Palo Verde decommissioning trust funds compared to the same period last year.

•	Increased allowance for funds used during construction ("AFUDC") due to higher balances of construction work in progress, including the Montana Power Station and the Eastside Operations Center.

•
Increased non-base revenue net of energy expense primarily due to a Texas energy efficiency bonus of $2.0 million awarded by the Public Utility Commission of Texas in PUCT Docket No. 42449 in November 2014 for our 2013 energy efficiency program results, and an increase in deregulated Palo Verde Unit 3 revenues related to an increase in generation.

•
Increased retail non-fuel base revenues primarily due to increased revenues from our residential and small commercial and industrial customers. KWh sales to residential and small commercial and industrial customers increased 2.2% and 2.3%, respectively and reflect customer growth and increased cooling degree days in October 2014 (at the end of the summer cooling season) compared to October 2013.

Income for the quarter ended December 31, 2014, when compared to the same period last year, was negatively affected by:

•
Income taxes, not reflected in other income items above, increased primarily due to the legislative timing of the bonus depreciation extension in 2014 associated with the Tax Increase Prevention Act of 2014 which was signed into law on December 19, 2014, and benefits recorded in the fourth quarter of 2013 related to positive developments in state income tax audits and settlements with no comparable level of benefits in the current period.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•	Increased Palo Verde operation and maintenance expense primarily due to increased payroll including incentive compensation.

Other items impacting earnings included increased taxes other than income taxes primarily due to a favorable adjustment to sales and use tax in 2013 with no comparable adjustment in 2014, increased payroll taxes, and increased revenue related taxes. Also impacting earnings was an increase in depreciation and amortization expense primarily due to an increase in depreciable plant balances.

Year to Date

Income for the twelve months ended December 31, 2014, when compared to the same period last year, was positively affected by:

•	Increased AFUDC due to higher balances of construction work in progress, including the Montana Power Station and Eastside Operations Center.

•	Increased investment and interest income primarily due to increased gains on the sales of equity investments in our Palo Verde decommissioning trust funds compared to the same period last year.

•
Increased non-base revenues net of energy expenses due to (i) recognition of $2.2 million in Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852, (ii) a $2.0 million Texas Energy Efficiency bonus awarded in the fourth quarter of 2014, and (iii) an increase of $3.6 million in deregulated Palo Verde Unit 3 revenues. The increase was partially offset by a decrease of $3.3 million in transmission wheeling revenues.

Income for the twelve months ended December 31, 2014, when compared to the same period last year, was negatively affected by:

•
Decreased retail non-fuel base revenues primarily due to (i) a $3.0 million reduction in sales to public authorities reflecting increased use of an interruptible rate at a military installation in our service territory as well as other energy saving programs at military installations; (ii) a $2.3 million decrease in sales to residential customers primarily due to milder weather; and (iii) a $1.0 million decrease in sales to large commercial and industrial customers.

•
Increased taxes other than income taxes primarily due to higher property tax values and assessment rates. Additionally, in the first quarter of 2014, the Arizona tax district in which Palo Verde operates adjusted its 2013 property tax rate resulting in an additional charge of $1.3 million.

•	Increased depreciation and amortization due to increased depreciable plant balances including Rio Grande Unit 9, which began commercial operation on May 13, 2013.

•	Increased Palo Verde operations and maintenance expense primarily due to increased payroll including incentive compensation.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $1.5 million, pre-tax, or 1.3% in the fourth quarter of 2014 compared to the same period in 2013. This increase reflects a $1.2 million increase from sales to residential customers. KWh sales to residential customers increased by 2.2% reflecting warmer weather in October 2014 at the end of the summer cooling season and a 1.2% increase in the average number of residential customers served. Cooling degree days increased 70.0% for the fourth quarter of 2014, compared to the same quarter last year, and were 16.2% above the 10-year average. Heating degree days decreased 14.8% for the fourth quarter of 2014, compared to the same period last year, and were 7.4% below the 10-year average. Retail non-fuel base revenues also increased due to a $0.6 million increase in non-fuel base revenues from sales to small commercial and industrial customers. KWh sales to small commercial and industrial customers in the fourth quarter of 2014 increased

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

2.3%, compared to the same quarter in 2013, and the average number of small commercial and industrial customers served increased 1.9%. KWh sales to public authorities decreased 4.4% primarily due to energy savings from energy conservation and efficiency programs and use of solar distributed generation at military installations. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

For the twelve months ended December 31, 2014, retail non-fuel base revenues decreased $5.4 million, pre-tax, or 1.0%, compared to the same period in 2013. This decrease reflects a $3.0 million decrease from sales to public authorities primarily due to an increased use of an interruptible rate by a military installation customer, as well as other energy savings from energy conservation and efficiency programs and use of solar distributed generation at military installations. Non-fuel base revenues from sales to residential customers decreased $2.3 million and reflects milder weather in 2014, primarily in the first quarter, which impacted sales to not only residential customers, but also small commercial and industrial customers, and to a lesser extent public authority customers. Heating degree days decreased 21.7% when compared to the same period last year, and were 12.9% below the 10-year average. Cooling degree days were relatively consistent with both the same period last year and the 10-year average. KWh sales to residential customers decreased 1.4% while the average number of residential customers served increased 1.3%. Non-fuel base revenues from sales to small commercial and industrial customers increased slightly, when compared to the same period in 2013, due to a 2.0% increase in the average number of customers served partially offset by milder weather. KWh sales to large commercial and industrial customers decreased 2.8%, and non-fuel base revenues decreased 2.5% as several customers ceased operations. Non-fuel base revenues and kWh sales are provided by customer class on page 12 of this release.
Capital and Liquidity
In December 2014, we issued $150 million of 5.0% Senior Notes, due to mature on December 1, 2044, to fund construction expenditures and to repay the outstanding balance of our revolving credit facility (the "RCF") used for working capital and general corporate purposes. We continue to maintain a strong capital structure in which common stock equity represented 45.8% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt, and short-term borrowings under the RCF). At December 31, 2014, we had a balance of $40.5 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next 12 months including the $15 million maturity of our Series A 3.67% Senior Notes (due August 2015) . We may also issue long-term debt in the capital markets to finance capital requirements in late 2015 or early 2016.
Cash flows from operations for the twelve months ended December 31, 2014 were $243.3 million compared to $247.5 million in the corresponding period in 2013. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2014, the Company had a fuel under-recovery of $3.1 million compared to an under-recovery of fuel costs of $10.8 million during the twelve months ended December 31, 2013. At December 31, 2014, we had a net fuel under-recovery balance of $9.3 million, including an under-recovery balance of $10.3 million for the Texas and FERC jurisdictions and an over-recovery balance of $0.9 million in New Mexico.
During the twelve months ended December 31, 2014, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for the new electric plant were $277.1 million for the twelve months ended December 31, 2014 and $237.4 million for the twelve months ended December 31, 2013. Capital requirements for purchases of nuclear fuel were $37.9 million for the twelve months ended December 31, 2014 and $30.5 million for the twelve months ended December 31, 2013.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

On January 29, 2015, the Board of Directors declared a quarterly cash dividend of $0.28 per share payable on March 31, 2015 to shareholders of record on March 16, 2015. On December 30, 2014, we paid a quarterly cash dividend of $0.28 per share, or $11.3 million, to shareholders of record on December 12, 2014. We paid a total of $44.6 million in cash dividends during the twelve months ended December 31, 2014. We expect to continue paying quarterly cash dividends during 2015 and we expect to review the dividend policy in the second quarter of 2015.
No shares of common stock were repurchased during the twelve months ended December 31, 2014. As of December 31, 2014, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $124.5 million at December 31, 2014, of which $14.5 million had been borrowed under the RCF, and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $124.4 million as of December 31, 2013, of which $14.4 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding at December 31, 2014 or December 31, 2013 under the RCF for working capital and general corporate purposes.
2015 Earnings Guidance
We are providing earnings guidance for 2015 within a range of $1.75 to $2.15 per basic share.
Conference Call
A conference call to discuss fourth quarter 2014 financial results is scheduled for 10:30 A.M. Eastern Time, on February 25, 2015. The dial-in number is 888-510-1786 with a conference ID number of 8983997. The international dial-in number is 719-325-2435. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through March 11, 2015 with a dial-in number of 888-203-1112 and a conference ID number of 8983997. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended December 31, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$114,728	$113,137	$1,591	(a)
Deregulated Palo Verde Unit 3 revenues	3,109	2,163	946
Other	8,812	7,148	1,664
Operating Revenues Net of Energy Expenses	126,649	122,448	4,201

Other operating expenses:
Other operations and maintenance	51,722	53,915	(2,193)
Palo Verde operations and maintenance	31,183	29,238	1,945
Taxes other than income taxes	13,867	12,965	902
Other income	4,867	1,783	3,084
Earnings Before Interest, Taxes, Depreciation and Amortization	34,744	28,113	6,631	(b)

Depreciation and amortization	21,006	20,280	726
Interest on long-term debt	15,225	14,806	419
AFUDC and capitalized interest	8,269	5,466	2,803
Other interest expense	351	(25)	376
Income (Loss) Before Income Taxes	6,431	(1,482)	7,913

Income tax expense (benefit)	2,190	(2,673)	4,863

Net Income	$4,241	$1,191	$3,050

Basic Earnings per Share	$0.10	$0.03	$0.07

Diluted Earnings per Share	$0.10	$0.03	$0.07

Dividends declared per share of common stock	$0.280	$0.265	$0.015

Weighted average number of shares outstanding	40,220	40,135	85

Weighted average number of shares and dilutive
potential shares outstanding	40,220	40,135	85

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.0 million and $16.1 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$553,341	$558,670	$(5,329)	(a)
Deregulated Palo Verde Unit 3 revenues	15,012	11,423	3,589
Palo Verde performance rewards, net	2,220	—	2,220
Other	31,143	31,138	5
Operating Revenues Net of Energy Expenses	601,716	601,231	485

Other operating expenses:
Other operations and maintenance	205,237	201,515	3,722
Palo Verde operations and maintenance	99,224	96,708	2,516
Taxes other than income taxes	62,750	57,747	5,003
Other income	13,509	4,307	9,202
Earnings Before Interest, Taxes, Depreciation and Amortization	248,014	249,568	(1,554)	(b)

Depreciation and amortization	83,342	79,626	3,716
Interest on long-term debt	59,028	58,635	393
AFUDC and capitalized interest	28,122	21,362	6,760
Other interest expense	1,250	431	819
Income Before Income Taxes	132,516	132,238	278

Income tax expense	41,088	43,655	(2,567)

Net Income	$91,428	$88,583	$2,845

Basic Earnings per Share	$2.27	$2.20	$0.07

Diluted Earnings per Share	$2.27	$2.20	$0.07

Dividends declared per share of common stock	$1.105	$1.045	$0.060

Weighted average number of shares outstanding	40,191	40,115	76

Weighted average number of shares and dilutive
potential shares outstanding	40,212	40,127	85

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $71.6 million and $73.3 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2014 and 2013
(In thousands and Unaudited)

	2014	2013
Cash flows from operating activities:
Net income	$91,428	$88,583
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	83,342	79,626
Amortization of nuclear fuel	43,864	42,537
Deferred income taxes, net	39,129	44,678
Gain on sale of decommissioning trust funds	(7,350)	(553)
Other	1,533	6,176
Change in:
Accounts receivable	(5,815)	(2,450)
Net undercollection of fuel revenues	(3,121)	(10,843)
Accounts payable	9,684	8,180
Other	(9,354)	(8,459)
Net cash provided by operating activities	243,340	247,475

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(277,078)	(237,411)
Cash additions to nuclear fuel	(37,877)	(30,535)
Decommissioning trust funds	(9,364)	(9,343)
Other	(6,873)	(5,475)
Net cash used for investing activities	(331,192)	(282,764)

Cash flows from financing activities:
Dividends paid	(44,556)	(42,049)
Borrowings under the revolving credit facility, net	180	(7,803)
Proceeds from issuance of long-term senior notes	149,468	—
Other	(2,328)	(324)
Net cash provided by (used for) financing activities	102,764	(50,176)

Net increase (decrease) in cash and cash equivalents	14,912	(85,465)

Cash and cash equivalents at beginning of period	25,592	111,057

Cash and cash equivalents at end of period	$40,504	$25,592

El Paso Electric Company
Quarter Ended December 31, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	552,977	540,826	12,151	2.2%
	Commercial and industrial, small	548,369	535,818	12,551	2.3%
	Commercial and industrial, large	269,584	282,280	(12,696)	(4.5)%
	Public authorities	360,381	376,806	(16,425)	(4.4)%
	Total retail sales	1,731,311	1,735,730	(4,419)	(0.3)%
	Wholesale:
	Sales for resale	9,798	8,919	879	9.9%
	Off-system sales	606,749	580,761	25,988	4.5%
	Total wholesale sales	616,547	589,680	26,867	4.6%
	Total kWh sales	2,347,858	2,325,410	22,448	1.0%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$47,653	$46,409	$1,244	2.7%
	Commercial and industrial, small	38,449	37,805	644	1.7%
	Commercial and industrial, large	9,019	9,240	(221)	(2.4)%
	Public authorities	19,229	19,378	(149)	(0.8)%
	Total retail non-fuel base revenues	114,350	112,832	1,518	1.3%
	Wholesale:
	Sales for resale	378	305	73	23.9%
	Total non-fuel base revenues	114,728	113,137	1,591	1.4%
	Fuel revenues:
	Recovered from customers during the period	34,945	31,424	3,521	11.2%
	Under collection of fuel	1,887	2,480	(593)	(23.9)%
	New Mexico fuel in base rates	15,971	16,082	(111)	(0.7)%
	Total fuel revenues (a)	52,803	49,986	2,817	5.6%
	Off-system sales:
	Fuel cost	13,246	16,862	(3,616)	(21.4)%
	Shared margins	6,602	2,762	3,840	—%
	Retained margins	418	322	96	29.8%
	Total off-system sales	20,266	19,946	320	1.6%
	Other (b) (c)	8,766	7,228	1,538	21.3%
	Total operating revenues	$196,563	$190,297	$6,266	3.3%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.1 million and $2.2 million, respectively.
(b)	Includes energy efficiency bonuses of $2.0 million and $0.3 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended December 31, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	353,657	349,494	4,163	1.2%
Commercial and industrial, small	39,969	39,232	737	1.9%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,090	5,046	44	0.9%
Total	398,765	393,822	4,943	1.3%

Number of retail customers (end of period): (a)
Residential	353,885	349,629	4,256	1.2%
Commercial and industrial, small	40,038	39,164	874	2.2%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,017	5,043	(26)	(0.5)%
Total	398,989	393,886	5,103	1.3%

Weather statistics: (b)			10-Yr Average
Heating degree days	858	1,007	927
Cooling degree days	136	80	117

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	1,180,602	1,044,033	136,569	13.1%
Four Corners	159,363	149,173	10,190	6.8%
Gas plants	889,502	840,477	49,025	5.8%
Total generation	2,229,467	2,033,683	195,784	9.6%
Purchased power:
Photovoltaic	53,941	23,828	30,113	126.4%
Other	188,194	380,720	(192,526)	(50.6)%
Total purchased power	242,135	404,548	(162,413)	(40.1)%
Total available energy	2,471,602	2,438,231	33,371	1.4%
Line losses and Company use	123,744	112,821	10,923	9.7%
Total kWh sold	2,347,858	2,325,410	22,448	1.0%

	Palo Verde capacity factor	85.9%	76.0%	9.9%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Twelve Months Ended December 31, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,640,535	2,679,262	(38,727)	(1.4)%
	Commercial and industrial, small	2,357,846	2,349,148	8,698	0.4%
	Commercial and industrial, large	1,064,475	1,095,379	(30,904)	(2.8)%
	Public authorities	1,562,784	1,622,607	(59,823)	(3.7)%
	Total retail sales	7,625,640	7,746,396	(120,756)	(1.6)%
	Wholesale:
	Sales for resale	61,729	61,232	497	0.8%
	Off-system sales	2,609,769	2,472,622	137,147	5.5%
	Total wholesale sales	2,671,498	2,533,854	137,644	5.4%
	Total kWh sales	10,297,138	10,280,250	16,888	0.2%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$234,371	$236,651	$(2,280)	(1.0)%
	Commercial and industrial, small	185,388	184,568	820	0.4%
	Commercial and industrial, large	39,239	40,235	(996)	(2.5)%
	Public authorities	92,066	95,044	(2,978)	(3.1)%
	Total retail non-fuel base revenues	551,064	556,498	(5,434)	(1.0)%
	Wholesale:
	Sales for resale	2,277	2,172	105	4.8%
	Total non-fuel base revenues	553,341	558,670	(5,329)	(1.0)%

	Fuel revenues:
	Recovered from customers during the period	161,052	133,481	27,571	20.7%
	Under collection of fuel (a)	3,110	10,849	(7,739)	(71.3)%
	New Mexico fuel in base rates	71,614	73,295	(1,681)	(2.3)%
	Total fuel revenues (b)	235,776	217,625	18,151	8.3%

	Off-system sales:
	Fuel cost	74,716	68,241	6,475	9.5%
	Shared margins	21,117	13,016	8,101	62.2%
	Retained margins	2,147	1,549	598	38.6%
	Total off-system sales	97,980	82,806	15,174	18.3%
	Other (c) (d)	30,428	31,261	(833)	(2.7)%
	Total operating revenues	$917,525	$890,362	$27,163	3.1%

(a)	2014 includes a Department of Energy refund related to spent fuel storage of $8.3 million offset in part by $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $15.0 million and $11.4 million, respectively.
(c)	Includes energy efficiency bonuses of $2.0 million and $0.5 million, respectively.
(d)	Represents revenues with no related kWh sales.

El Paso Electric Company
Twelve Months Ended December 31, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	352,277	347,891	4,386	1.3%
Commercial and industrial, small	39,600	38,836	764	2.0%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,088	4,997	91	1.8%
Total	397,014	391,774	5,240	1.3%

Number of retail customers (end of period): (a)
Residential	353,885	349,629	4,256	1.2%
Commercial and industrial, small	40,038	39,164	874	2.2%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,017	5,043	(26)	(0.5)%
Total	398,989	393,886	5,103	1.3%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,900	2,426	2,182
Cooling degree days	2,671	2,695	2,667

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	5,106,668	4,966,233	140,435	2.8%
Four Corners	596,252	635,717	(39,465)	(6.2)%
Gas plants	3,774,209	3,686,823	87,386	2.4%
Total generation	9,477,129	9,288,773	188,356	2.0%
Purchased power:
Photovoltaic	227,979	120,926	107,053	88.5%
Other	1,162,511	1,427,004	(264,493)	(18.5)%
Total purchased power	1,390,490	1,547,930	(157,440)	(10.2)%
Total available energy	10,867,619	10,836,703	30,916	0.3%
Line losses and Company use	570,481	556,453	14,028	2.5%
Total kWh sold	10,297,138	10,280,250	16,888	0.2%

	Palo Verde capacity factor	93.7%	91.1%	2.6%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At December 31, 2014 and 2013
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2014	2013

Cash and cash equivalents	$40,504	$25,592

Common stock equity	$984,254	$943,833
Long-term debt	1,134,179	999,620
Total capitalization	$2,118,433	$1,943,453

Current maturities of long-term debt	$15,000	$—

Short-term borrowings under the revolving credit facility	$14,532	$14,352

Number of shares - end of period	40,356,624	40,266,709

Book value per common share	$24.39	$23.44

Common equity ratio (a)	45.8%	48.2%
Debt ratio	54.2%	51.8%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.